Exhibit 3.82

CERTIFICATE OF FORMATION

OF

MATADOR SHIPPING AND TRADING, LLC

This Certificate of Formation of MATADOR SHIPPING AND TRADING, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.                                      The name of the limited liability company is:

MATADOR SHIPPING AND TRADING, LLC

2.                                      The registered office of the Company in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent in charge thereof at such address is THE PRENTICE-HALL CORPORATION SYSTEM, INC.

3.                                      The formation shall become effective at 11:56 p.m. on June 16, 2008.

CONFIDENTIAL SUBJECT TO NDA

IN WITNESS WHEREOF, the undersigned authorized person of the Company has caused this Certificate of Formation to be duly executed as of the 16th day of June, 2008.

CONAGRA TRADE GROUP, INC., Member/Authorized
Person

By:	/s/ Leo A. Knowles
Leo A. Knowles, Vice President